Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report dated May 17, 2012, with respect to the financial statements of Legg Mason Western Asset Intermediate-Term Municipals Fund, Legg Mason Western Asset New Jersey Minicipals Fund, Legg Mason Western Asset New York Municipals Fund, and Legg Mason Western Asset Pennsylvania Municipals Fund, each a series of Legg Mason Partners Income Trust, as of March 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

July 25, 2012